Exhibit 10.1

SECOND AMENDMENT TO AGREEMENT UNDER THE FIRST UNITED CORPORATION CHANGE IN CONTROL SEVERANCE PLAN

This Second Amendment to Agreement Under the First United Corporation Change in Control Severance Plan (this “Second Amendment”) is entered into this 5th day of January, 2015 by and between First United Corporation, a Maryland corporation (“the Company”), and William B. Grant, an executive officer of the Company (the “Eligible Employee”).

RECITALS

WHEREAS, the Company adopted the First United Corporation Change in Control Severance Plan effective as of February 14, 2007, as amended and supplemented from time to time (the “Plan”), a copy of which was provided to the Eligible Employee; and

WHEREAS, the Company and the Eligible Employee have entered into that certain Agreement Under the First United Corporation Change in Control Severance Plan, dated as of February 14, 2007, to set forth the benefits to which the Eligible Employee is entitled under the Plan, which was subsequently amended by the parties pursuant to that certain First Amendment to Agreement Under the First United Corporation Change in Control Severance Plan (as amended, the “Agreement”) to ensure that the Agreement is in compliance with the requirements of Section 409A of the Internal Revenue Code; and

WHEREAS, the Eligible Employee may become entitled to certain Change in Control Severance Benefits under Section 3 of the Agreement if he incurs a Severance during the Change in Control Protection Period; and

WHEREAS, Section 4 of the Agreement provides for the payment of the Gross-Up Payment if it is determined that the Eligible Employee owes an Excise Tax related to his receipt of the Change in Control Severance Benefits; and

WHEREAS, the Eligible Employee and the Company desire to further amend the Agreement to eliminate such Gross-Up Payment; and

WHEREAS, except as expressly provided in these Recitals and below, the capitalized terms in this Second Amendment shall have the meanings given those terms in the Plan and the Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to further amend the Agreement as follows:

1.          The Agreement is hereby amended by deleting the first sentence of Subsection 3(a) and substituting the following in lieu thereof:

(a)          Generally. Subject to subsections 3(h) and 3(i) below and Section 4, the Eligible Employee shall be entitled to the Change in Control Severance Benefits provided in this Section 3 if he or she incurs a Severance during the Change in Control Protection Period.

2.          The Agreement is hereby further amended by deleting Subsection 3(c) in its entirety and substituting the following in lieu thereof:

(c)          Payment of Severance.  Subject to subsections 3(h) and 3(i) below and Section 4, if the Eligible Employee incurs a Severance during a Change in Control Protection Period, the Company shall pay to him a lump sum cash payment on the 60th day after the Severance Date, equal to two times the Eligible Employee’s Final Pay.

3.          The Agreement is hereby further amended by deleting the phrase “any other limitations imposed by law” in the first clause of Subsection 3(e) and substituting the phrase “Section 4” in lieu thereof.

4.          The Agreement is hereby further amended by deleting Subsection 3(f) in its entirety and substituting the following in lieu thereof:

(f)          Benefit Continuation. Subject to subsections 3(h) and 3(i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for 24 months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Code) (the “Welfare Benefit Continuation Period”), the Company shall cover the Eligible Employee under the same type (e.g., individual or family coverage) of Employer-sponsored group health plan and dental plan in which he or she was covered as of his or her Severance Date. The Eligible Employee shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if the Eligible Employee had continued to be an employee of the Employer during the Welfare Benefit Continuation Period.

5.          The Agreement is hereby further amended by deleting Subsection 3(g) in its entirety and substituting the following in lieu thereof:

(g)          Outplacement Services.  Subject to subsection 3(i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall provide him with reasonable outplacement services for up to 12 months following the Severance Date.

6.          The Agreement is hereby further amended by deleting Section 4 in its entirety and substituting the following in lieu thereof:

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4.            Reduction of Change in Control Severance Benefits.

(a)          Reduction. If it is determined that the aggregate present value of (1) such portion of the Eligible Employee’s Change in Control Severance Benefits that are considered Contingent Payments, and (2) all other Contingent Payments payable to the Eligible Employee exceeds 2.99 times the Eligible Employee’s Base Amount such that the excise tax under Section 4999 of the Code would otherwise be triggered, then the Change in Control Severance Benefits provided in Section 3(c) shall be reduced to the extent necessary so that the aggregate present value of all Contingent Payments payable following such reduction does not exceed 2.99 times the Eligible Employee’s Base Amount.

(b)          Determination. The determination that the aggregate present value of the Eligible Employee’s Contingent Payments exceed 2.99 times his or her Base Amount, and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a Change in Control. The firm’s expenses shall be paid by the Company.

(c)          Payment of Remaining Benefits. If the determination is made that an Eligible Employee’s Change in Control Severance Benefits must be reduced in accordance with Section 4(b), then the amount of such Benefits that are actually paid to the Eligible Employee pursuant to Section 3(c) will be the amount determined under Section 4(a) (the “Remaining Benefits”) and such Remaining Benefits will be paid at the same time and in the same form otherwise specified in Section 3(c).

(d)          Additional Definitions. The following capitalized terms that are used in this Section 4 shall have the meanings provided below.

(i)          “Base Amount” means the Eligible Employee’s “annualized includible compensation for the base period,” within the meaning of Sections 280G(d)(1) and (d)(2) of the Code and the Treasury Regulations thereunder.

(ii)         “Contingent Payments” means payments in the “nature of compensation” to (or for the benefit) of an Eligible Employee if such payment is “contingent on a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation,” as such terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

7.          The Agreement is hereby further amended by deleting Section 5 in its entirety and substituting the following in lieu thereof:

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5.          Taxes; Withholding. The Eligible Employee shall be responsible for the payment of all applicable local, state and federal taxes associated with the Eligible Employee’s participation in the Plan and the receipt of Change in Control Severance Benefits hereunder, and the Company shall have the right to deduct from any distributions hereunder any such taxes or other amounts required by law to be withheld therefrom.

8.          Except as expressly amended hereby, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be executed as of the day first above written.

ATTEST:	FIRST UNITED CORPORATION

	By:	/s/ Carissa L. Rodeheaver
	Name:	Carissa L. Rodeheaver
	Title:	President and Chief Financial Officer

WITNESS:	ELIGIBLE EMPLOYEE

/s/ William B. Grant
William B. Grant

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